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                              EXHIBIT (11)

                            CMI CORPORATION
              STATEMENTS RE COMPUTATION PER SHARE EARNINGS
                 (In thousands, except per share data)

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
                                         Three Months Ended     Six Months Ended
                                               June 30               June 30
                                         ------------------     ----------------
                                            1995       1994        1995     1994
                                            ----       ----        ----     ----

PRIMARY EARNINGS PER SHARE

Net income per statement of operations   $14,804     18,337     $17,176   20,555

Deduct dividends on preferred stock      $    24          -     $   181        -

Deduct accretion of preferred stock
 discount                                $     3          8     $     5       15
                                          ------     ------      ------   ------
Net Income Available to Common Stock     $14,777     18,329     $16,990  $20,540
                                          ------     ------      ------   ------
Weighted average common shares
 outstanding                              20,357     20,352      20,355   20,352

Add dilutive effect of outstanding
  stock options (as determined using
  the treasury stock method)                 571        601         564      652
                                          ------     ------      ------   ------
Weighted average common shares
  outstanding, as adjusted                20,928     20,953      20,919   21,004
                                          ------     ------      ------   ------
Primary earnings per share               $   .71        .87     $   .81      .98
                                          ======     ======      ======   ======

FULLY DILUTED EARNINGS PER SHARE

Net income applicable to common stock
  as shown in primary computation above  $14,777     18,329     $16,990   20,540
                                          ------     ------      ------   ------
Weighted average common shares
  outstanding                             20,357     20,352      20,355   20,352

Add fully dilutive effect of outstanding
  stock options (as determined using the
  treasury stock method)                     571        601         564      652
                                          ------     ------      ------   ------
Weighted average common shares
  outstanding, as adjusted                20,928     20,953      20,919   21,004
                                          ------     ------      ------   ------
Fully diluted earnings per share         $   .71        .87     $   .81      .98
                                          ======     ======      ======   ======

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